SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT – August 4, 2011

(Date of earliest event reported)

honeywell international inc.

(Exact name of Registrant as specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation)	1-8974 (Commission File Number)	22-2640650 (I.R.S. Employer Identification Number)

101 COLUMBIA ROAD, P.O. BOX 4000, MORRISTOWN, NEW JERSEY	07962-2497
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 455-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2011, David M. Cote, CEO of Honeywell International Inc. (“Honeywell” or the “Company”) entered into a letter agreement with the Company, the terms of which were recommended by Honeywell’s Management Development and Compensation Committee (“Committee”) and approved by the Board of Directors for retention and succession planning purposes (the “Letter Agreement”). The Letter Agreement provides that:

  Contingent on Mr. Cote remaining employed with Honeywell through at least April 1, 2015 (except in cases of death, disability or involuntary termination without cause) and other agreements noted below, he will be entitled, upon his retirement, to full vesting and full term to exercise stock options granted prior to April 1, 2015, except for stock options granted in the 12 months preceding his retirement date and the portion of any stock option award still subject to performance conditions at the time of his retirement.

  Such benefits are also conditioned upon Mr. Cote (a) providing a transition period of 12 months prior to his retirement and (b) not seeking or accepting a position outside of Honeywell prior to April 1, 2015. These benefits are also conditioned on Mr. Cote’s adherence to the terms of any non-competition, non-solicitation, confidentiality or intellectual property covenants with the Company, with the Company having certain clawback rights in the event of a breach by Mr. Cote of these restrictive covenants.

The Committee and the Board believe that this action is the best means for achieving the Company’s retention and succession planning objectives over a timeframe when the CEO could be most attractive to competitors. The Committee and the Board specifically considered the CEO’s demonstrated leadership qualities, his ongoing contributions to the Company’s success, the potential retention risk, the extent of disruption likely to be caused by unplanned attrition and the Company’s identified succession candidates. In addition, these actions were consistent with the design of the Company’s executive compensation program and the Committee’s and the Board’s prior succession planning-related actions.

A copy of the Letter Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2011	HONEYWELL INTERNATIONAL INC.

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins
Vice President, Corporate Secretary and Deputy General Counsel